ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-178960

Dated April 23, 2014

This past March, ETRACS was proud to be named 2014 Most Innovative North American ETN Provider by ETFexpress. ETRACS is grateful for the recognition from the industry and even more importantly, from our clients. We work hard to bring innovative products to the market that give investors access to assets or strategies in an efficient manner.

On the heels of this award, ETRACS launched its newest innovative ETN into the marketplace: ETRACS Monthly Reset 2xLeverage S&P 500 Total Return ETN; SPLX, bringing the total number of ETRACS ETNs to 30.

The UBS ETRACS exchange-traded note platform, established in 2008, has risen to become a leading product provider in the US exchange-traded product market.

About ETRACS

ETRACS ETNs are exchange-traded notes, an innovative class of investment products offering access to markets and strategies that may not be readily available to investors, and offer unique diversification opportunities in a number of different sectors. ETRACS ETNs may offer:

• Access to asset classes with historically low  correlations to more traditional asset classes

• Convenience of an exchange-traded security

• Transparent exposure to a published index

ETRACS ETNs are senior unsecured notes issued by UBS AG, are traded on NYSE Arca, and can be bought and sold through a broker or financial advisor. An investment in ETRACS ETNs is subject to a number of risks, including the risk of loss of some or all of the investor’s principal, and is subject to the creditworthiness of UBS AG. Investors are not guaranteed any coupon or distribution amount under the ETNs. We urge you to read the more detailed explanation of risks described under “Risk Factors” in the prospectus supplement, or product supplement and applicable pricing supplement, for the ETRACS ETN.

Contact

Tel.: +1-877-387 2275

etracs@ubs.com

More information ▶ ETRACS.com Contact Us Tel: +1-877-387 2275 etracs@ubs.com

www.etracs.com

This material is issued by UBS AG or an affiliate thereof (“UBS”). Products and services mentioned in this publication may not be available for residents of certain jurisdictions. Past performance is not necessarily indicative of future results. Please consult the restrictions relating to the product or service in question for further information. Activities with respect to US securities are conducted through UBS Securities LLC, a US broker/dealer. Member of SIPC http://www.sipc.org/

ETRACS ETNs are sold only in conjunction with the relevant offering materials. UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement, or product supplement and pricing supplement, for the offering of the ETRACS ETNs) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and the prospectus supplement, or product supplement and applicable pricing supplement by calling toll-free (+1-877-387 2275). In the US, securities underwriting, trading and brokerage activities and M&A advisor activities are provided by UBS Securities LLC, a registered broker/dealer that is a wholly owned subsidiary of UBS AG, a member of the New York Stock Exchange and other principal exchanges, and a member of SIPC. UBS Financial Services Inc. is a registered broker/dealer and affiliate of UBS Securities LLC.

UBS specifically prohibits the redistribution or reproduction of this material in whole or in part without the prior written permission of UBS and UBS accepts no liability whatsoever for the actions of third parties in this respect. © UBS 2014. The key symbol, UBS and ETRACS are among the registered and unregistered trademarks of UBS. Other marks may be trademarks of their respective owners. All rights reserved.

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UBS Securities LLC, a subsidiary of UBS AG, 677 Washington Boulevard, Stamford, CT, 06901, United States. www.ubs.com